Exhibit 99.2

       Pharmion's Amrubicin Shows Encouraging Results Compared to Standard of Care in Second Line Treatment of Small Cell Lung Cancer

 Interim Analysis of Phase 2 Clinical Data Published at the American Society of
                     Clinical Oncology 43rd Annual Meeting
    o  40% response rate for Amrubicin versus 0% response rate for topotecan
      o  Amrubicin provides a 100% improvement in progression free survival

     CHICAGO, Ill., June 4, 2007 - Pharmion Corporation (NASDAQ: PHRM) today released interim findings from its Phase II, multi-center clinical study of Amrubicin, the company's third-generation synthetic anthracycline currently in development for the treatment of small cell lung cancer. These findings indicate favorable interim results in terms of response rate and safety when comparing Amrubicin to the current treatment standard, topotecan, in second-line treatment of platinum-sensitive small-cell lung cancer patients with extensive disease (ED-SCLC).The early results of this study were published online on the ASCO website during the 43rd Annual Meeting of the American Society of Clinical Oncology (ASCO) in Chicago, Ill. (June 1-5, 2007).

"Oncologists have very limited treatment options available for patients with extensive-disease small cell lung cancer, and regrettably, patients with this disease still have an exceptionally poor prognosis," said Andrew R. Allen, chief medical officer of Pharmion. "We are encouraged by these initial results which suggest Amrubicin's potential to improve the treatment landscape for small cell lung cancer."

The trial compares Amrubicin and topotecan in patients with ED-SCLC that initially responded to first-line platinum-based therapy but recurred or progressed at least 90 days after completion of first-line treatment. Study participants are randomized 2:1 to receive either Amrubicin (40 mg/m(2) via 5-min.infusion daily x 3 days) or topotecan (1.5 mg/m(2) via 30-min. infusion daily x 5 days), both starting on Day 1 of a 21-day cycle.

Response data from 24 evaluable patients have been analyzed, 15 treated with Amrubicin and nine with topotecan. Of the 15 Amrubicin patients, 40 percent showed an objective tumor response, including two complete responses and four partial responses. All responses are confirmed. None of the nine topotecan patients showed a response to the drug. The median duration of progression free survival at the interim analysis was 4.1 months for Amrubicin patients compared to 2.0 months for topotecan patients. Patients are being followed for overall survival.

Thirty patients in the trial were evaluable for toxicity and safety, 19 for Amrubicin and 11 for topotecan. The most common = grade 3 adverse events were


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hematological and were generally equal between the two arms. Cardiac adverse events were limited to tachycardia (< grade 3) for one Amrubicin and two topotecan patients. No anthracycline-induced cardiomyopathy has been observed to date.

"These results are extremely encouraging and entirely consistent with the data reported from Japanese studies," said Mark A. Socinski, Associate Professor of Medicine, Multidisciplinary Thoracic Oncology Program, Lineberger Comprehensive Cancer Center, University of North Carolina, and a principal investigator in the Phase 3 study which will begin shortly for Amrubicin in second-line treatment of small cell lung cancer. "With no apparent difference in activity between Japanese and non-Japanese patients, Amrubicin may represent an important new treatment for this very difficult to treat disease."

Pharmion has two additional ongoing Phase 2 studies of Amrubicin therapy for small cell lung cancer patients; one as single-agent therapy in patients refractory to first-line therapy; and one as single-agent or combination therapy with cisplatin versus cisplatin plus etoposide in previously untreated extensive stage patients.

Data Published on ASCO Website

A randomized phase 2 trial of Amrubicin vs. topotecan as second-line treatment in extensive disease small-cell lung cancer (SCLC) sensitive to platinum-based first line chemotherapy. - R.M. Jotte; Abstract #18064.

Contact Details

Breanna Burkart or Anna Sussman
Directors, Investor Relations and Corporate Communications
Pharmion Corporation
Tel: +1-720-564-9144 or +1-720-564-9143

Tara May
On-site Media Contact
Tel: +1 303-646-7832

About Amrubicin

Pharmion licensed the rights to Amrubicin in November 2006. In 2002, Amrubicin was approved and launched for sale in Japan based on Phase 2 efficacy data in both SCLC and NSCLC. Since January 2005, Amrubicin has been marketed by Nippon Kayaku, a Japanese pharmaceutical firm focused on oncology, which licensed Japanese marketing rights from Dainippon Sumitomo, the original developer of Amrubicin.

About Small Cell Lung Cancer


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Small cell lung cancer is a disease in which malignant cells form in the tissues of the lung, and which occurs almost exclusively in people who smoke. While small cell lung cancer constitutes approximately 15 percent of all lung cancers, SCLC tends to be more aggressive and fast growing than the more common non-small cell lung cancer. Of the estimated 65,000 patients diagnosed with SCLC each year in the US and EU, approximately 60 percent of patients have extensive disease at diagnosis, and the remaining 40 percent present with localized, or limited stage, disease.

About Pharmion

Pharmion is a biopharmaceutical company focused on acquiring, developing and commercializing innovative products for the treatment of hematology and oncology patients in the U.S., Europe and additional international markets. Pharmion has a number of products on the market including the world's first approved epigenetic drug, Vidaza(R), a DNA demethylating agent. For additional information about Pharmion, please visit the company's website at www.pharmion.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, including summary statements relating to the interim or preliminary results of clinical trials involving Amrubicin. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the final results to differ significantly from the results summarized by such statements. Preliminary results may not be confirmed upon final analysis of the detailed results of a trial and additional information relating to the safety, efficacy or tolerability of Amrubicin may be discovered upon further analysis of clinical trial data and upon review and analysis of additional clinical trial data from this or other clinical trials. Additional risks and uncertainties relating to Pharmion and its business can be found in the "Risk Factors" section of Pharmion's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, its Annual Report on Form 10-K for the year ended December 31, 2006 and in Pharmion's other filings with the U.S. Securities and Exchange Commission. Forward-looking statements speak only as of the date on which they are made, and Pharmion undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. Pharmion also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.


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